Exhibit 20.1

Form of Notice of Election

Brenham Oil & Gas Corp.
601 Cien Street, Suite 235
Kemah, TX 77565-3077

Attn: Rebekah Laird-Ruthstrom, Secretary/Treasurer

Dear Ms. Ruthstrom

I have received and read the prospectus of Brenham Oil & Gas Corp. (the “Company”) relating to its rescission offer, dated April __, 2011, pursuant to which the Company has offered to rescind the shares of the Company’s common stock (“Shares”) that were issued to shareholders of the Company’s parent, American International Industries, Inc. (“AMIN”), as a spin-off dividend distribution on July 21, 2010, prior to the effective date of this registration statement. This distribution may have been in violation of federal or state securities laws, or both.

I acknowledge that I in the event that I elect to accept the Rescission Offer, in whole or in part, I will receive consideration equal to the Rescission Offer Purchase Price of $0.0012 per Share plus interest of five (5%) percent per annum from July 21, 2010 to the date of the Rescission Offer Expiration Date on May 20, 2011. I advise the Company of my election whether to accept or reject the rescission offer by placing an “X” in the proper space provided in 1. or 2. below (and filling in the appropriate number of Shares in 2. below, if applicable.

____________

Shares of Common Stock
[ ]	1.	I hereby elect to reject the Rescission Offer and desire to retain the Shares.
[ ]	2.

I hereby elect to accept the rescission offer with respect to ALL Shares issued to the undersigned or, if you elect to accept the Rescission Offer for less than all Shares, I accept the Rescission for ______ Shares (fill in number of Shares I understand that I will receive the Rescission Offer Purchase Price of $0.0012 per Share, plus interest at the rate of five percent (5%) per annum from July 21, 2010 to May 20, 2011.*

* Note: You may elect to accept the Rescission Offer for ALL or any lesser number of Shares issued to you by filling in the number of shares in 2 above.

Date of Issuance
(If you do not know, please leave blank.)	Number of Shares	(Certificate #. If you do not know, please leave blank.)
July 21, 2010

IF PERSONS DESIRING TO ACCEPT THIS RESCISSION OFFER INTEND TO MAKE USE OF THE MAILS TO RETURN THEIR STOCK POWER DOCUMENTS(S), INSURED REGISTERED MAIL, RETURN RECEIPT REQUESTED, IS RECOMMENDED AND SHOULD ALSO PROVIDE THEIR DOCUMENTATION, INCLUDING THIS FORM OF NOTICE OF ELECTION, BY FACSIMILE TO REBEKAH LAIRD-RUTHSTROM AT THE FOLLOWING FACSIMILE NUMBER: (281) 334-9508.

Dated: May __, 2011

Print Name of Shareholder:	Name of Shareholder:

Authorized Signature:	Authorized Signature (if shares held in more than one name):

Title of Authorized Signatory (if applicable):	Title of Authorized Signatory (if applicable):

Address of Shareholder:	Phone number of Shareholder:

Fax number of Shareholder:	Email of Shareholder:

TO THE EXTENT I HAVE ACCEPTED THE RESCISSION OFFER, I AGREE I WILL NOT HAVE ANY FURTHER RIGHT, TITLE OR INTEREST TO THOSE SHARES OF COMMON STOCK AND ANY SUBSEQUENT APPRECIATION IN THE VALUE OF THE SHARES OF COMMON STOCK.